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                       [LETTERHEAD OF ALTHEIMER & GRAY]


                                                                EXHIBIT 8.2



                                 May 31, 1996



Hayes Wheels International
38481 Huron River Drive
Romulus, Michigan  48174

RE:  Merger of MWC Holdings, Inc. ("Holdings") with and into
     Hayes Wheels International, Inc. ("The Company")

Dear Ladies and Gentlemen:

     We have acted as counsel to you, The Company, a Delaware corporation, in connection with the proposed merger (the "Merger") of Holdings, a Delaware corporation, with and into The Company.

     In rendering our opinion, we have examined the Agreement and Plan of Merger dated March 28, 1996 (the "Merger Agreement"), by and among Holdings and The Company, the Joint Proxy Statement/Prospectus which is included in the Registration Statement on Form S-4 (the "Registration Statement") filed on May 31, 1996 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and such other documents as we deem relevant for purposes of this opinion. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Registration Statement unless otherwise indicated.

    In rendering our opinion, we have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and that none of the terms and conditions contained therein have been waived or modified in any respect. We have also assumed that the Registration Statement reflects the material facts of the Merger and those involving Holdings and The Company. In addition, as to any facts material to our opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Holdings and The Company and others. Any material changes in the facts set forth or assumed herein or the Registration Statement may affect the conclusions stated herein.


    We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the
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Hayes Wheels International
May 31, 1996
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originals of such documents. We have also assumed that the Merger qualifies as a statutory merger under the laws of the State of Delaware.

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

                                   Opinion

        Based solely upon and subject to the foregoing, we are of the opinion that for federal income tax purposes:

        1. Holders of common stock of The Company ("Company Common Stock") will be deemed to have exchanged their Company Common Stock for Cash Consideration and New Common Stock in a transaction which is a reorganization within the meaning of section 368(a)(1) of the Code.

        2. No loss will be recognized upon such exchange and gain will be recognized to the extent of the lesser of the Cash Consideration received or the gain realized by such stockholders on the exchange. The gain so realized is measured by the difference between the Company stockholder's adjusted tax basis in the Company Common Stock deemed surrendered and the aggregate fair market value of the New Common Stock and the Cash Consideration received therefor.

        3. Any such gain recognized by a Company stockholder pursuant to the Merger will be treated as capital gain provided that the stockholder held the Company Common Stock as a capital asset. Such capital gain will be long term if the stockholder has held such Company Common Stock for more than one year at the Effective Time.
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Hayes Wheels International
May 31, 1996
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        4.      Company stockholders will have a tax basis in the New Common
    Stock deemed received equal to the aggregate tax basis of the Company Common Stock deemed surrendered in the Merger increased by any gain recognized as a result of the Merger and decreased by the Cash Consideration received.

        5. The holding period of the New Common Stock deemed received pursuant to the Merger will include the holding period of the Company Common Stock deemed surrendered in exchange therefor, provided such Company Common Stock was held as a capital asset by the Company stockholder.

        6. The exchange of Company Preferred Stock for New Common Stock will constitute a reorganization within the meaning of section 368(a)(1) of the Code.

        7. The tax basis of the New Common Stock received by the holders of Company Preferred Stock will be the same as the tax basis of the Company Preferred Stock surrendered in exchange therefor.

        8. The holding period of the New Common Stock received in exchange for Company Preferred Stock will include the holding period of the Company Preferred Stock surrendered in exchange therefor, provided such Company Preferred Stock was held as a capital asset by the Company stockholder.

        9. The cash received by Company stockholders in lieu of fractional shares of New Common Stock will be treated as received in redemption of such fractional interests.

        10. Gain or loss will be recognized by each Company stockholder in an amount equal to the difference between the amount of cash received for such fractional interest and the portion of the stockholder's tax basis in such stockholder's Company Stock or Company Preferred Stock that is properly allocable to such fractional shares.

        11. Any such gain or loss recognized by a Company stockholder will be capital gain or loss, provided that such fractional share was held by the Company stockholder as a capital asset. Such gain or loss will be long-term if the holding period of the fractional share

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Hayes Wheels International
May 31, 1996
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    of New Common Stock considered redeemed for cash is more than one year at the Effective Time.

        12.     A Company stockholder who perfects dissenter's rights under
    Section 262 of the Delaware General Corporate Law will recognize gain or loss equal to the difference between the amount in a statutory appraisal proceeding and such stockholder's adjusted tax basis in the stockholder's Company Common Stock.

        Except as expressly set forth above, we express no other opinion. Any material changes in the facts set forth or assumed herein, or the Registration Statement may affect the conclusion stated herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us included in the Registration Statement.

                                Very truly yours,



                                ALTHEIMER & GRAY

                                /s/ Altheimer & Gray